UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 3, 2022

USA Compression Partners, LP

(Exact Name of Registrant as Specified in Charter)

Delaware	1-35779	75-2771546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Congress Avenue, Suite 2400

Austin, Texas 78701

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (512) 473-2662

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common units representing limited partner interests	USAC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2022, Matthew C. Liuzzi, Vice President, Chief Financial Officer and Treasurer of USA Compression GP, LLC (the “Company”), the general partner of USA Compression Partners, LP (the “Partnership”), submitted his resignation to pursue other opportunities. Mr. Liuzzi’s resignation became effective on August 8, 2022. Mr. Liuzzi’s resignation is not the result of any disagreement with the Partnership or the Company relating to either entity’s operations, policies or practices. USA Compression thanks Mr. Liuzzi for his many years of dedicated service and significant contributions to the Partnership and wishes him well in his future endeavors.

In recognition of his service and contributions to the Partnership, the Compensation Committee of the board of directors of the Company on August 5, 2022 approved a separation payment of $410,894.75 (the “Separation Payment”) to Mr. Liuzzi and the accelerated vesting of 38,868 phantom units to be settled in cash (the “Phantom Unit Payment”). In addition, Mr. Liuzzi will receive the Release Payment as described in the Retention Phantom Unit Agreements (the “Retention Agreements”) entered into by the Partnership and Mr. Liuzzi on November 1, 2018 and December 5, 2019. The Separation Payment, the Phantom Unit Payment and the Release Payment are contingent upon Mr. Liuzzi’s execution of the Separation and Restrictive Covenant Agreement and Full Release and Waiver of Claims which provides for certain non-solicitation, non-disparagement and confidentiality covenants. Capitalized terms used above and not defined herein are as defined in the Retention Agreement. Pursuant to the terms of the Retention Agreements, the Phantom Units granted to Mr. Liuzzi pursuant to those agreements will vest in connection with his cessation of service.

On August 5, 2022, the board of directors of the Company appointed Michael C. Pearl to the position of Vice President, Chief Financial Officer and Treasurer of the Company, to be effective August 9, 2022. Prior to his appointment, Mr. Pearl, age 50, served as Senior Vice President and Chief Financial Officer of Western Midstream Holdings, LLC, the general partner of Western Midstream Partners, LP, from October 2019 until September 2020. Prior to October 2019, Mr. Pearl joined Anadarko Petroleum Corporation (“Anadarko”) in 2004 and served in various leadership positions within Anadarko’s accounting and finance organization, including Director Corporate Tax, Corporate Controller, Vice President Finance and Treasurer, and most recently as Senior Vice President, Investor Relations. Mr. Pearl also served as Senior Vice President and Chief Financial Officer of the general partner of Western Midstream Operating, LP (formerly Western Gas Partners, LP) at the time of its 2008 IPO. Prior to joining Anadarko, Mr. Pearl began his career at EY, where he held positions of increasing responsibility in corporate tax and finance.

In connection with his appointment as Vice President, Chief Financial Officer and Treasurer, Mr. Pearl will receive an annual base salary of $400,000 and will participate in the Partnership’s Amended and Restated Annual Cash Incentive Plan, under which awards are determined annually, with reference to an initial target bonus amount of 100% of his annual base salary, or $400,000. Mr. Pearl will also participate in the Partnership’s long-term equity incentive plan with an initial target value of $900,000. In addition, Mr. Pearl will receive a one-time $400,000 equity award under the Partnership’s 2013 Long-Term Incentive Plan (the “LTIP”) and current form of LTIP phantom unit agreement (“Phantom Unit Agreement”) consisting of phantom units vesting over five years in two tranches ((a) 60% on December 5, 2025 and (b) 40% on December 5, 2027), which is expected to be awarded as soon as administratively practicable following August 9, 2022, the commencement date of his employment. Descriptions of the LTIP and Phantom Unit Agreement are included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021. Mr. Pearl is also eligible to receive other benefits generally available to all employees.

There are no arrangements or understandings between Mr. Pearl and any other persons pursuant to which he was selected to serve as the Company’s Vice President, Chief Financial Officer and Treasurer. There are no family relationships between Mr. Pearl and any of the Company’s directors or executive officers, and Mr. Pearl has no reportable transactions under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA COMPRESSION PARTNERS, LP

	By:	USA Compression GP, LLC,
its General Partner

Date: August 9, 2022	By:	/s/ Christopher W. Porter
Christopher W. Porter
Vice President, General Counsel and Secretary